Exhibit 99.1
FOR IMMEDIATE RELEASE
August 4, 2011
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
INCREASED SECOND QUARTER EARNINGS
•	Net income was $3.5 million, or $0.37 per share, for the quarter ended June 30, 2011, compared to $3.3 million, or $0.35 per share, for the quarter ended June 30, 2010.
•	Customer growth in the natural gas distribution operations and continued expansion of its transmission system generated $1.6 million of additional gross margin.
•	Improved margins from the propane distribution and wholesale marketing operations added $972,000 to gross margin.
Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced increased financial results for the quarter ended June 30, 2011. The Company’s net income for the quarter ended June 30, 2011 was $3.5 million, or $0.37 per share, an increase in net income of $200,000, or $0.02 per share, over net income of $3.3 million, or $0.35 per share, for the quarter ended June 30, 2010. The higher earnings for the second quarter of 2011 reflect additional margins generated from continued growth of the Company’s natural gas distribution and transmission operations on the Delmarva Peninsula and in Florida and increased margins in its propane distribution and wholesale marketing operations. These increases more than offset one-time charges associated with a voluntary workforce reduction in Florida of $549,000 and $341,000 in additional costs related to the roll-out and initial implementations of a new product, ProfitZoomTM, by the Company’s advanced information services subsidiary.
On a year-to-date basis, the Company reported net income of $17.3 million for the six months ended June 30, 2011, or $1.79 per share. The year-to-date net income in 2011 decreased slightly by $47,000, compared to the same period in 2010, and earnings per share declined by $0.03 per share due to additional shares outstanding in 2011. The combined effect of continued growth and expansion of the Company’s natural gas business, increased margins per gallon in its propane distribution operations, a one-time gain related to proceeds from a propane supply litigation settlement, and lower interest expense largely offset the effects of warmer temperatures during the recent heating season both on the Delmarva Peninsula and in Florida. These warmer temperatures reduced customer consumption of natural gas and propane, as compared to the previous heating season.
“Our strong performance in the second quarter of 2011 reflects our ongoing commitment to serve new markets safely, reliably and cost effectively while maintaining operational excellence in our regulated operations and successfully executing our business plans in our unregulated energy segment,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Our continuing commitment to further extend our natural gas systems to customers and communities seeking such service has positioned us well for future growth in spite of the challenging economic conditions we face. We are moving forward on the Delmarva Peninsula to extend our services to southern Delaware and Cecil and Worcester Counties in Maryland. We are also pursuing multiple growth opportunities throughout our Florida energy operations and are working diligently to transform these opportunities into value added services. We have taken steps to further integrate our Florida operations and expect to see additional cost savings there in the second half of the year. We have substantially completed the development of the ProfitZoomTM product and are excited about its sales prospects. All of these opportunities position our Company for continued long-term growth.”

The discussions of the results for the periods ended June 30, 2011 and 2010, use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart.
Unless otherwise noted, earnings per share information is presented on a diluted basis.
Highlights for the second quarter of 2011 included:
•
Eastern Shore Natural Gas Company (“Eastern Shore”), the Company’s natural gas transmission subsidiary, generated gross margin of $542,000 in the second quarter of 2011 from new transportation services associated with its eight-mile mainline extension to interconnect with Texas Eastern Transmission’s pipeline system. These services commenced in January 2011 and have a three-year phase-in from 19,324 Mcfs per day to 38,647 Mcfs per day, and an estimated gross margin of $2.4 million in 2011, $3.9 million in 2012 and $4.3 million annually thereafter.

•
14 large commercial and industrial customers added by the Delmarva natural gas distribution operation since July 2010 generated $261,000 in additional gross margin during the second quarter of 2011. These new customers are expected to generate annual margin of $1.1 million in 2011, compared to $196,000 of gross margin generated from these customers in 2010.

•	Three percent growth in Delmarva natural gas distribution residential customers generated additional gross margin of $105,000 for the second quarter of 2011.
•
The Florida natural gas distribution operation generated additional gross margin of $376,000 from one-percent growth in residential customers and three-percent growth in commercial customers in the second quarter of 2011, compared to the same quarter in 2010. In addition, 700 new customers, added as a result of the purchase of the operating assets of Indiantown Gas Company in August 2010, generated $142,000 of additional gross margin during the current quarter.

•
Gross margin from the propane distribution operations for the second quarter of 2011 increased by $658,000 compared to the same quarter in 2010, due primarily to margins per gallon returning to more normal levels on the Delmarva Peninsula and improved margins per gallon in Florida as the Florida propane distribution operation continued to adjust its retail pricing in response to market opportunities.

•
The Company recorded $549,000 in one-time charges in May 2011 associated with the voluntary workforce reduction of 31 employees in Florida, which is expected to generate approximately $500,000 in cost savings in 2011 and $800,000 in annual savings thereafter.

•
In July 2011, BravePoint, Inc. (“BravePoint”), the Company’s advanced information services subsidiary, completed the first successful implementation of its new product, ProfitZoomTM. At present, BravePoint has three customers, which have implemented, or are in the process of implementing, this new product and has several outstanding sales proposals under consideration by other potential customers.

Comparative results for the quarters ended June 30, 2011 and 2010
Operating income for each of the quarters ended June 30, 2011 and 2010 was $7.8 million. An increase in gross margin of $2.5 million for the quarter ended June 30, 2011 was almost fully offset by an increase in other operating expenses. The Company’s operating results for the current quarter included non-recurring costs of $549,000 in one-time charges associated with the voluntary workforce reduction in Florida and $341,000 in additional costs related to the roll-out and initial implementations of ProfitZoomTM. Also contributing to the increase in other operating expenses were increased regulatory, legal and other costs for the regulated energy businesses, including $316,000 of additional costs associated with the electric franchise dispute in Marianna, Florida and $83,000 in costs with respect to the “Come-Back” filing in Florida and the rate case proceeding for Eastern Shore. Both the “Come-Back” filing and the Eastern Shore rate case proceeding are expected to be resolved in 2011.

Regulated Energy
Operating income for the regulated energy segment for the quarter ended June 30, 2011 was $7.9 million, a decrease of $445,000, or five percent, compared to the same quarter in 2010. This decrease resulted from an increase in gross margin of $1.3 million being offset by an increase in other operating expenses of $1.8 million, as detailed further below. The increase in operating expenses included one-time charges of $481,000 associated with the voluntary workforce reduction in Florida. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended June 30, 2010	$28,115

Factors contributing to the gross margin increase for the three months ended June 30, 2011:

Net customer growth	918
New transportation services	706
Volume decrease — weather and other	(255)
Other	(39)

Gross margin for the three months ended June 30, 2011	$29,445

•
Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation increased by $295,000 in the second quarter of 2011, due primarily to the addition of 14 large commercial and industrial customers since July 2010. These 14 new customers, which generated $261,000 of gross margin in the second quarter of 2011, are expected to generate annual margin of $1.1 million in 2011, compared to $196,000 of gross margin in 2010. Three-percent growth in residential customers generated an additional $105,000 for the Delmarva natural gas distribution operation.

The Company’s Florida natural gas distribution operations generated $376,000 of additional gross margin from one-percent growth in residential customers and three-percent growth in commercial customers. In addition, 700 new customers, added as a result of the Company’s purchase of the operating assets of Indiantown Gas Company in August 2010, generated $142,000 of gross margin during the second quarter of 2011.

•
In January 2011, Eastern Shore commenced new transportation services associated with its eight-mile mainline extension to interconnect with Texas Eastern Transmission’s pipeline system. These services generated gross margin of $542,000 in the second quarter of 2011 and have a three-year phase-in from 19,324 Mcfs per day to 38,647 Mcfs per day, and an estimated gross margin of $2.4 million in 2011, $3.9 million in 2012 and $4.3 million annually thereafter.

Also generating additional gross margin of $103,000 in the second quarter of 2011 were new transportation services that commenced in May and November 2010, as a result of Eastern Shore’s system expansion projects. These expansions added 2,666 Mcfs of capacity per day with estimated annual gross margin of $574,000 in 2011, of which $143,000 was recorded in the second quarter of 2011. These projects generated $216,000 of gross margin in 2010 ($40,000 in the second quarter of 2010).

Eastern Shore entered into two additional transportation services agreements with an existing industrial customer, one for the period of May 2011 through April 2021 for an additional 3,290 Mcfs per day and the other one for the period of November 2011 through October 2012 for an additional 9,192 Mcfs per day. These additional services, which are a result of a system expansion, generated additional gross margin of $61,000 in the second quarter of 2011 and are expected to generate additional gross margin of $356,000 in 2011, $1.2 million in 2012 and $369,000 annually thereafter.

•
Lower customer consumption in the Florida natural gas operations decreased gross margin by $377,000 during the second quarter of 2011, compared to the same quarter in 2010. This decrease was offset partially by increased non-weather-related consumption by residential customers in Delaware and commercial and industrial customers in Maryland.

Other operating expenses for the regulated energy segment increased by $1.8 million, or nine percent, in the second quarter of 2011, compared to the same quarter in 2010, due largely to the following factors:
•	One-time charges of $481,000 associated with the voluntary workforce reduction in Florida;
•
Increased regulatory, legal and other costs, including $316,000 of additional costs associated with the electric franchise dispute in Marianna, Florida and $83,000 in costs associated with the “Come-Back” filing in Florida and the rate case proceeding for Eastern Shore;

•	$258,000 in higher depreciation expense and asset removal costs from capital investments made since the second half of 2010;
•	$153,000 in additional expenses related to pipeline integrity projects for Eastern Shore to comply with increased pipeline regulatory requirements; and
•	$79,000 of other operating expenses associated with the purchase of the operating assets of Indiantown Gas Company in August 2010.
Unregulated Energy
Operating income for the unregulated energy segment for the quarter ended June 30, 2011 was $4,000, compared to a loss of $791,000 for same quarter in 2010. An increase in gross margin of $1.3 million was partially offset by an increase in other operating expenses of $501,000. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended June 30, 2010	$5,547

Factors contributing to the gross margin increase for the three months ended June 30, 2011:

Increase in margin per gallon	658
Propane wholesale marketing	314
Natural gas marketing	291
Other	33

Gross margin for the three months ended June 30, 2011	$6,843

•
The propane distribution operations generated additional gross margin of $658,000 due to higher margins per gallon in the second quarter of 2011, compared to the same quarter in 2010. During the current quarter, margins per gallon returned to more normal levels on the Delmarva Peninsula. Significantly colder temperatures in early 2010 increased customer consumption and led to the propane distribution operations having to purchase spot propane supply at higher costs, resulting in lower margins per gallon during the second quarter of 2010. More normal temperatures during 2011 and fewer spot purchases during the peak heating season resulted in margins per gallon returning to more normal and historical levels in the second quarter of 2011. Also contributing to the gross margin increase were improved margins per gallon in Florida as the Florida propane distribution operation continued to adjust its retail pricing in response to market conditions.

•
Xeron, Inc. (“Xeron”), the Company’s propane wholesale marketing subsidiary, generated a $314,000 increase in gross margin during the second quarter of 2011, compared to the same quarter in 2010, due primarily to a 56-percent increase in trading activity.

•
The Company’s natural gas marketing subsidiary, Peninsula Energy Services Company, Inc. (“PESCO”), generated higher gross margin of $291,000 during the second quarter of 2011 resulting primarily from favorable imbalance resolutions with third-party intra-state pipelines, with which PESCO contracts supply. Such imbalance resolutions are not predictable and therefore, are not included in the Company’s long-term financial plans or forecasts.

Other operating expenses for the unregulated energy segment increased by $501,000 for the second quarter of 2011, compared to the same period in 2010, due primarily to the following factors: (a) increased payroll and benefit costs of $344,000, attributable primarily to higher accruals for performance incentive compensation; (b) increased vehicle expenses of $108,000 resulting from an increase in fuel prices; and (c) one-time charges of $67,000 associated with the voluntary workforce reduction in Florida mentioned previously.
Other
The other segment reported an operating loss of $91,000 for the quarter ended June 30, 2011, compared to operating income of $244,000 for the same quarter in 2010. The decrease of $335,000 in operating results was attributable primarily to lower operating income of $418,000 from BravePoint, offset partially by the absence in 2011 of $92,000 in merger-related transition costs in the second quarter of 2010.
BravePoint reported an operating loss of $188,000 in the second quarter of 2011, compared to operating income of $230,000 in the same quarter in 2010. During the second quarter of 2011, BravePoint incurred $341,000 in additional costs associated with the roll-out and initial implementations of ProfitZoomTM. Also contributing to the decreased operating results was $116,000 in increased benefit costs, as Chesapeake adopted a safe harbor 401(k) plan design on January 1, 2011, which resulted in an increased 401(k) benefit for BravePoint employees in 2011.
ProfitZoomTM is an integrated system designed specifically for the fire suppression and specialty contracting industries, which includes financial, job costing and service management modules. ProfitZoomTM is a successor product to another software solution that BravePoint previously marketed and supported for companies in the fire protection industry. Understanding the needs of the industry and utilizing its technology expertise, BravePoint began developing the ProfitZoomTM product in 2009.

Interest Expense
Interest expense for the quarter ended June 30, 2011 decreased by approximately $191,000, or eight percent, compared to the same quarter in 2010, due primarily to lower interest expense on short-term borrowings and long-term debt. Short-term interest expense decreased by $42,000, largely attributable to lower rates on the $29.1 million term loan credit facility used to temporarily refinance the redemption of the 6.85 percent and 4.90 percent series of Florida Public Utilities Company (“FPU”) first mortgage bonds in January 2010. Long-term interest expense decreased by $135,000 due to lower long-term debt as a result of scheduled principal payments.
On June 23, 2011, the Company issued $29 million of 5.68 percent unsecured senior notes to Metropolitan Life Insurance Company and New England Life Insurance Company, pursuant to an agreement executed in June 2010. The Company used the proceeds to permanently refinance the redemption of the 6.85 percent and 4.90 percent series of FPU first mortgage bonds, which were temporarily refinanced using a short-term loan credit facility. Compared to interest expense incurred under the short-term loan credit facility during the first half of 2011, issuance of these senior notes will result in an increase in interest expense of $550,000 in the second half of 2011.
Comparative results for the six months ended June 30, 2011 and 2010
Operating income decreased by $544,000, or two percent, to $32.6 million for the six months ended June 30, 2011, compared to $33.2 million for the same period in 2010, reflecting the impact of warmer temperatures and one-time charges. An increase in gross margin of $2.9 million and an increase in other operating expenses of $3.4 million resulted in the decrease in operating income. Included in operating results for the six months ended June 30, 2011 was approximately $2.4 million in decreased gross margin associated with lower customer consumption of natural gas, electricity and propane, due primarily to warmer temperatures on the Delmarva Peninsula and in Florida during 2011, compared to 2010. Also included in the operating results for the first six months of 2011 were one-time charges of $788,000 associated with the voluntary workforce reduction in Florida and a pension settlement, as well as $549,000 in additional costs related to the roll-out and initial implementations of ProfitZoomTM. Also contributing to the increase in other operating expenses were increased regulatory, legal and other costs related to the regulated energy businesses, including $316,000 of additional costs associated with the electric franchise dispute in Marianna, Florida and $137,000 in costs with respect to the “Come-Back” filing in Florida and the rate case proceeding for Eastern Shore. Both the “Come-Back” filing and the Eastern Shore rate case proceeding are expected to be resolved in 2011.

Regulated Energy
Operating income for the regulated energy segment for the six months ended June 30, 2011 was $24.2 million, a decrease of $1.7 million, or six percent, compared to the same period in 2010. An increase in gross margin of $979,000 offset by an increase in other operating expenses of $2.6 million resulted in the decrease in operating income. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the six months ended June 30, 2010	$65,478

Factors contributing to the gross margin increase for the six months ended June 30, 2011:

Decreased customer consumption, due primarily to weather	(2,002)
Net customer growth	1,756
New transportation services	1,351
Other	(126)

Gross margin for the six months ended June 30, 2011	$66,457

•
Customer consumption of natural gas and electricity decreased both on the Delmarva Peninsula and in Florida during the first six months of 2011, compared to the same period in 2010. The decline in consumption is due primarily to significantly warmer weather during the heating season, resulting in a period-over-period decrease of $2.0 million in gross margin. Heating degree-days decreased by five percent, or 144 heating degree-days, on the Delmarva Peninsula and by 43 percent, or 408 heating degree-days, in Florida during the first six months of 2011, compared to the same period in 2010.

•
Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation increased by $584,000 in the first six months of 2011, due primarily to the addition of 14 large commercial and industrial customers since July 2010. These 14 new customers, which generated $509,000 of gross margin in the first half of 2011, are expected to generate annual margin of $1.1 million in 2011, $509,000 of which has been reflected in the year-to-date results. The same customers generated $196,000 of gross margin in the second half of 2010. Two-percent growth in residential customers generated an additional $271,000 in gross margin for the Delmarva natural gas distribution operation.

The Florida natural gas distribution operations generated $576,000 of additional gross margin from one-percent growth in residential customers and three-percent growth in commercial customers. In addition, 700 new customers, added as a result of the Company’s purchase of the operating assets of Indiantown Gas Company in August 2010, generated $325,000 of gross margin during the first six months of 2011.

•
In January 2011, Eastern Shore commenced new transportation services associated with its eight-mile mainline extension to interconnect with Texas Eastern Transmission’s pipeline system. These new services generated gross margin of $1.1 million in the first six months of 2011 and have a three-year phase-in from 19,324 Mcfs per day to 38,647 Mcfs per day and an estimated gross margin of $2.4 million in 2011, $3.9 million in 2012 and $4.3 million annually thereafter.

Also generating additional gross margin of $247,000 in the first six months of 2011 were new transportation services that commenced in May 2010 and November 2010, as a result of Eastern Shore’s system expansion projects. These expansions added 2,666 Mcfs of capacity per day and an estimated annual gross margin of $574,000 in 2011, $287,000 of which was recorded in the first six months of 2011. These projects generated $216,000 of gross margin in 2010 ($40,000 in the first six months of 2010).

Eastern Shore entered into two additional transportation services agreements with an existing industrial customer, one for the period of May 2011 through April 2021 for an additional 3,290 Mcfs per day and the other one for the period of November 2011 through October 2012 for an additional 9,192 Mcfs per day. These additional services, which are a result of a system expansion, generated additional gross margin of $61,000 in the second quarter of 2011 and are expected to generate additional gross margin of $356,000 in 2011, $1.2 million in 2012 and $369,000 annually thereafter.

Partially offsetting these margin increases were decreased margins of $40,000 from transportation service contracts, which expired in April 2010.
Other operating expenses for the regulated energy segment increased by $2.6 million in the six months ended June 30, 2011, due largely to the following factors:
•	One-time charges totaling $651,000 associated with the voluntary workforce reduction in Florida and a pension settlement;
•
Increased regulatory, legal and other costs, including $316,000 of additional costs associated with the electric franchise dispute in Marianna Florida and $137,000 in costs with respect to the “Come-Back” filing in Florida and the rate case proceeding for Eastern Shore;

•	$559,000 in higher depreciation expense and asset removal costs from capital investments made since the second half of 2010;
•	$416,000 in additional expenses related to pipeline integrity projects for Eastern Shore to comply with increased pipeline regulatory requirements; and
•	$147,000 of other operating expenses during the first half of 2011 associated with the purchase of the operating assets of Indiantown Gas Company in August 2010.
Unregulated Energy
Operating income for the unregulated energy segment for the six months ended June 30, 2011 was $8.5 million, an increase of $1.5 million, or 22 percent, compared to the same period in 2010. An increase in gross margin of $2.0 million was partially offset by an increase in other operating expenses of $430,000. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the six months ended June 30, 2010	$20,858

Factors contributing to the gross margin increase for the six months ended June 30, 2011:

Increase in margin per gallon	1,539
Volume decrease — weather and other	(934)
Gain from litigation settlement	575
Propane wholesale marketing	412
Natural gas marketing	301
Miscellaneous fees and other	87

Gross margin for the six months ended June 30, 2011	$22,838

•
The propane distribution operations generated additional gross margin of $1.5 million due to higher margins per gallon in the first six months of 2011, compared to the same period in 2010. During the first half of 2011, margins per gallon returned to more normal levels on the Delmarva Peninsula. Significantly colder temperatures in early 2010 increased customer consumption and led to the propane distribution operations having to purchase spot propane supply at higher costs, resulting in lower margins per gallon during that period. More normal temperatures during 2011 and fewer spot purchases during the peak heating season resulted in margins per gallon in the first half of 2011 returning to levels more consistent with prior years. Also contributing to the gross margin increase were higher margins per gallon in Florida as the Florida propane distribution operation continued to adjust its retail pricing in response to market conditions.

•
A decrease in heating degree-days in the first six months of 2011, compared to the same period in 2010, and a decrease in propane deliveries to bulk customers due to the timing of deliveries, resulted in decreased gross margin of $934,000.

•	The Company recorded a one-time gain of $575,000 in the first quarter of 2011 related to the Company’s share of proceeds received from an antitrust litigation settlement with a major propane supplier.
•
Xeron, the Company’s propane wholesale marketing subsidiary, generated a $412,000 increase in gross margin during the first six months of 2011, compared to the same period in 2010, due primarily to a 50-percent increase in trading activity.

•
Gross margin generated by PESCO increased $301,000 in the first six months of 2011, compared to the same period in 2010. This increase resulted primarily from favorable imbalance resolutions with third-party intra-state pipelines, with which PESCO contracts supply. Such imbalance resolutions are not predictable and therefore, are not included in the Company’s long-term financial plans or forecasts.

Other operating expenses for the unregulated energy segment increased by $430,000 for the first half of 2011, compared to the same period in 2010, due primarily to the following factors: (a) increased payroll and benefit costs of $347,000, attributable primarily to higher accruals for performance incentive compensation; (b) increased vehicle expenses of $202,000 resulting from an increase in fuel prices; and (c) one-time charges of $67,000 associated with the voluntary workforce reduction in Florida as we continued to integrate the Florida operations.
Other
The other segment reported an operating loss of $74,000 for the six months ended June 30, 2011, compared to operating income of $366,000 for the same period in 2010. The decrease in operating results of $440,000 was attributable primarily to lower operating income of $548,000 from BravePoint, offset partially by the absence in 2011 of $111,000 in merger-related transition costs in the first half of 2010.
BravePoint reported an operating loss of $282,000 in the first six months of 2011, compared to operating income of $265,000 in the same period in 2010. During the first six months of 2011, BravePoint incurred $549,000 in additional costs associated with the roll-out and initial implementations of ProfitZoomTM. Also contributing to the decreased operating results was $249,000 in increased benefit costs, as Chesapeake adopted a safe harbor 401(k) plan design on January 1, 2011, which resulted in an increased 401(k) benefit for BravePoint employees in 2011.

Interest Expense
Interest expense for the six months ended June 30, 2011 decreased by approximately $403,000, or nine percent, compared to the same period in 2010, due primarily to a decrease of $424,000 in long-term interest expense as scheduled repayments decreased the outstanding principal balance.
Other Information
Chesapeake will host a conference call on Friday, August 5, 2011, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the second quarter of 2011. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2011 Second Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://www.chpk.com/conferencecalls.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended June 30, 2011 and 2010
(in thousands, except shares and per share data)

	Second Quarter		Year to Date
	2011	2010	2011	2010

Operating Revenues
Regulated Energy	$54,327	$52,740	$139,329	$144,367
Unregulated Energy	29,692	24,615	88,442	83,885
Other	2,812	2,706	5,658	5,069

Total Operating Revenues	86,831	80,061	233,429	233,321

Operating Expenses
Regulated energy cost of sales	24,882	24,625	72,872	78,889
Unregulated energy and other cost of sales	24,420	20,384	68,711	65,474
Operations	20,401	18,526	40,237	37,524
Maintenance	1,892	1,789	3,595	3,489
Depreciation and amortization	4,937	4,545	9,958	9,389
Other taxes	2,523	2,431	5,441	5,397

Total operating expenses	79,055	72,300	200,814	200,162

Operating Income	7,776	7,761	32,615	33,159

Other income (loss), net of other expenses	27	(11)	50	103

Interest charges	2,114	2,305	4,265	4,667

Income Before Income Taxes	5,689	5,445	28,400	28,595

Income tax expense	2,169	2,105	11,133	11,281

Net Income	$3,520	$3,340	$17,267	$17,314

Weighted Average Shares Outstanding:
Basic	9,557,707	9,467,222	9,546,606	9,443,708
Diluted	9,650,887	9,557,352	9,642,374	9,550,670

Earnings Per Share of Common Stock:
Basic	$0.37	$0.35	$1.81	$1.83
Diluted	$0.37	$0.35	$1.79	$1.82

Chesapeake Utilities Corporation and Subsidiaries
Supplemental Income Statement Data (Unaudited)
For the Periods Ended June 30, 2011 and 2010
(in thousands, except degree-day data)

	Second Quarter		Year to Date
Chesapeake and Subsidiaries	2011	2010	2011	2010

Gross Margin (1)
Regulated Energy	$29,445	$28,115	$66,457	$65,478
Unregulated Energy	6,843	5,547	22,838	20,858
Other	1,241	1,390	2,551	2,622

Total Gross Margin	$37,529	$35,052	$91,846	$88,958

Operating Income
Regulated Energy	$7,863	$8,308	$24,171	$25,824
Unregulated Energy	4	(791)	8,518	6,969
Other	(91)	244	(74)	366

Total Operating Income	$7,776	$7,761	$32,615	$33,159

Heating Degree-Days — Delmarva Peninsula
Actual	382	428	2,827	2,971
10-year average (normal)	487	495	2,863	2,831

Heating Degree-Days — Florida
Actual	14	9	534	942
10-year average (normal)	30	33	594	547

Cooling Degree-Days — Florida
Actual	1,027	1,037	1,107	1,040
10-year average (normal)	894	880	961	952

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2011				For the Three Months Ended June 30, 2010
		Chesapeake				Chesapeake
	Delmarva NG	Florida NG	FPU NG	FPU Electric	Delmarva NG	Florida NG	FPU NG	FPU Electric
	Distribution	Division	Distribution	Distribution	Distribution	Division	Distribution	Distribution
Operating Revenues (in thousands)
Residential	$8,581	$1,065	$4,417	$10,111	$7,287	$1,109	$5,267	$10,150
Commercial	3,932	902	7,437	10,392	4,304	911	8,681	10,315
Industrial	1,002	1,239	2,079	2,134	734	1,170	2,139	2,565
Other (1)	(2,531)	534	(909)	(300)	(2,063)	319	(2,623)	(1,123)

Total Operating Revenues	$10,984	$3,740	$13,024	$22,337	$10,262	$3,509	$13,464	$21,907

Volume (in Mcfs/MWHs)
Residential	469,313	61,720	235,577	68,131	369,760	74,398	290,991	67,871
Commercial	555,974	271,006	683,636	78,097	458,499	339,054	761,650	75,231
Industrial	691,765	3,821,212	687,721	14,010	481,873	3,814,830	486,443	20,710
Other	33,448	—	(89,195)	19,115	60,879	—	(177,664)	17,898

Total	1,750,500	4,153,938	1,517,739	179,353	1,371,011	4,228,282	1,361,420	181,710

Average customers
Residential	48,660	13,631	48,028	23,593	47,431	13,418	47,162	23,585
Commercial	5,173	1,174	4,540	7,375	5,128	1,121	4,496	7,378
Industrial	90	57	675	2	82	58	582	2
Other	4	—	—	—	6	—	—	—

Total	53,927	14,862	53,243	30,970	52,647	14,597	52,240	30,965

(1)
Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third-parties and adjustments for pass-through taxes.

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Six Months Ended June 30, 2011				For the Six Months Ended June 30, 2010
		Chesapeake				Chesapeake
	Delmarva NG	Florida NG	FPU NG	FPU Electric	Delmarva NG	Florida NG	FPU NG	FPU Electric
	Distribution	Division	Distribution	Distribution	Distribution	Division	Distribution	Distribution
Operating Revenues (in thousands)
Residential	$32,646	$2,387	$11,971	$23,013	$30,430	$2,633	$14,333	$24,557
Commercial	16,979	1,911	17,700	20,344	17,086	1,940	20,748	20,714
Industrial	2,358	2,443	4,657	3,939	1,810	2,394	4,410	4,555
Other (1)	(4,841)	1,152	(2,526)	(3,002)	(2,917)	849	(2,863)	(3,664)

Total Operating Revenues	$47,142	$7,893	$31,802	$44,294	$46,409	$7,816	$36,628	$46,162

Volume (in Mcfs/MWHs)
Residential	2,150,989	194,493	724,823	155,504	2,056,174	253,559	845,888	164,899
Commercial	1,955,429	620,600	1,617,078	151,995	1,751,364	721,972	1,757,665	150,222
Industrial	1,497,368	7,712,274	1,467,359	29,680	1,053,215	7,402,857	1,029,603	39,580
Other	44,940	—	(187,463)	6,888	141,950	—	(151,376)	11,644

Total	5,648,726	8,527,367	3,621,797	344,067	5,002,703	8,378,388	3,481,780	366,345

Average customers
Residential	48,986	13,660	47,943	23,591	47,808	13,441	47,089	23,558
Commercial	5,241	1,168	4,534	7,377	5,196	1,121	4,488	7,380
Industrial	92	59	670	2	81	59	578	2
Other	5	—	—	—	5	—	—	—

Total	54,324	14,887	53,147	30,970	53,090	14,621	52,155	30,940

(1)
Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third-parties and adjustments for pass-through taxes.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30,	December 31,
(in thousands, except shares and per share data)	2011	2010

Property, Plant and Equipment
Regulated energy	$511,008	$500,689
Unregulated energy	62,399	61,313
Other	18,926	16,989

Total property, plant and equipment	592,333	578,991

Less: Accumulated depreciation and amortization	(129,054)	(121,628)
Plus: Construction work in progress	8,317	5,394

Net property, plant and equipment	471,596	462,757

Investments, at fair value	4,109	4,036

Current Assets
Cash and cash equivalents	1,828	1,643
Accounts receivable (less allowance for uncollectible accounts of $1,095 and $1,194, respectively)	80,381	88,074
Accrued revenue	8,655	14,978
Propane inventory, at average cost	6,790	8,876
Other inventory, at average cost	3,266	3,084
Regulatory assets	289	51
Storage gas prepayments	3,672	5,084
Income taxes receivable	9,414	6,748
Deferred income taxes	2,170	2,191
Prepaid expenses	3,111	4,613
Mark-to-market energy assets	335	1,642
Other current assets	226	245

Total current assets	120,137	137,229

Deferred Charges and Other Assets
Goodwill	35,613	35,613
Other intangible assets, net	3,293	3,459
Long-term receivables	26	155
Regulatory assets	22,300	23,884
Other deferred charges	3,415	3,860

Total deferred charges and other assets	64,647	66,971

Total Assets	$660,489	$670,993

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	June 30,	December 31,
(in thousands, except shares and per share data)	2011	2010

Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)	$4,654	$4,635
Additional paid-in capital	148,796	148,159
Retained earnings	87,549	76,805
Accumulated other comprehensive loss	(2,999)	(3,360)
Deferred compensation obligation	796	777
Treasury stock	(796)	(777)

Total stockholders’ equity	238,000	226,239

Long-term debt, net of current maturities	117,123	89,642

Total capitalization	355,123	315,881

Current Liabilities
Current portion of long-term debt	9,196	9,216
Short-term borrowing	4,248	63,958
Accounts payable	64,427	65,541
Customer deposits and refunds	25,135	26,317
Accrued interest	1,548	1,789
Dividends payable	3,299	3,143
Accrued compensation	4,623	6,784
Regulatory liabilities	11,960	9,009
Mark-to-market energy liabilities	216	1,492
Other accrued liabilities	12,081	10,393

Total current liabilities	136,733	197,642

Deferred Credits and Other Liabilities
Deferred income taxes	92,700	80,031
Deferred investment tax credits	203	243
Regulatory liabilities	3,670	3,734
Environmental liabilities	9,414	10,587
Other pension and benefit costs	17,816	18,199
Accrued asset removal cost — Regulatory liability	35,919	35,092
Other liabilities	8,911	9,584

Total deferred credits and other liabilities	168,633	157,470

Total Capitalization and Liabilities	$660,489	$670,993

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-Q for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available at www.chpk.com.
For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799